EXHIBIT 99.1

                           PETMED EXPRESS INC.
                     FISCAL YEAR ENDED MARCH 31, 2005
                        CONFERENCE CALL TRANSCRIPT
                      MAY 16, 2005 at 8:30 a.m. EDT

Coordinator	Welcome to the PetMed Express Incorporated doing
                business as 1-800-PetMeds conference call to review the financial results for the fiscal year ended March
                31, 2005. At the request of the Company, this conference call is being recorded.

                Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy delivering prescription and non-prescription pet medications, and other health products for dogs, cats, and horses direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail, and print advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the "1-800-PetMeds" brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom.


B. Rosenbloom	Thank you.  I would like to welcome everybody here
                today. Before I turn the call over to Mendo Akdag, our Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session, which will be later in the call.

                Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report, and other filings with the Securities and Exchange Commission. Now let me introduce today's speaker, Mendo Akdag, the Chief Executive Officer of 1-800-PetMeds, Mendo.

M. Akdag	Thank you.  Welcome and thank you for joining us.
                Today we will review the highlights of our financial results. We will compare our fiscal year ended on March 31, 2005 to last year's fiscal year ended on March 31, 2004. For the fiscal year ended on March 31, 2005, sales were $108.4 million compared to sales of $94.0 million for the prior fiscal year, an increase of 15%. The increase was primarily due to increased reorders, offset by decreased new orders. The average order size was approximately $76 for the fiscal year, compared to $73 for the prior year. For the fiscal year, net income was $8.0 million or $0.34 diluted per share, compared to $5.8 million or $0.25 diluted per share a year ago, an increase to net income of 38%.

                Retail reorder sales increased by 34% to $68.7 million for the year, compared to reorder sales of $51.4 million for the prior year. Retail new order sales decreased by 12% to $37.2 million for the year, compared to $42.1 million for the prior year. The decline in new orders for the year can be attributed to the increase in advertising costs of acquiring new customers during the first six months of the fiscal year. A slow down in our retail sales growth compared to the last year may also be attributable to increased competition, both by veterinarians, and traditional and online retailers.

                        Exhibit 99.1 Page 1 - 7
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                Wholesale sales were $2.4 million for the year,
                compared to approximately half a million for the prior year. We acquired approximately 510,000 new customers in the fiscal year, compared to 572,000 for the prior year.

                The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off season.

                For the fiscal year, our gross profit as a percent of sales was 40.3%, compared to 40.6% for the same period a year ago. The percentage decrease can be attributed to increases in wholesale sales, which have lower gross profit margins. Our general and administrative expenses as a percent of sales decreased to 10.5% for the year, compared to 11.4% for the prior year. The improvement shows a continuous leverage of the G&A. 53% of our customers placed their orders on our Web site for the year, compared to 50% for the prior year.

                We spent $19.2 million in advertising for the year, compared to $17.7 million for the prior year, an increase of 9%. Advertising cost of acquiring a customer for the year was approximately $38, compared to $31 for the prior year. We attribute the increase in advertising cost of acquiring a customer during the first six months of our fiscal year to our change in advertising media mix due to shortage of television inventory, as a result of the strengthening economy, and the elections held in November.

                Our working capital increased by $10.6 million to $22.0 million since March 31, 2004. The increase can be attributed to cash flow generated from operation and the exercise of stock options and warrants. We had $12.7 million in cash and $11.2 million in inventory with no debt as of March 31, 2005. Net cash from operations for the year was $8.3 million, compared to $1.1 million for the prior year. Capital expenditures for the year were approximately $172,000, compared to $742,000 for the prior year.

                Now we will briefly compare our quarter ended on March 31, 2005, to last year's quarter ended on March 31, 2004. Net sales for the quarter ended on March 31, 2005 were $23.5 million, compared to $21.5 million for the same quarter the prior year, an increase of 10%. For the quarter, net income was $2.4 million, $0.10 diluted per share, compared to $1.3 million, $0.06 diluted per share for the same quarter a year ago, an increase to net income of 81%. The increase in net income for the quarter was primarily due to decreased advertising expenditures, which was 13.5% of sales for the quarter, compared to 19% for the same quarter the prior year. This ends the financial review.
                Operator, we are ready to take questions.

Coordinator	Thank you.  Our first question comes from Bernard Liu
                with Noble Financial.

B. Liu          Good morning and good quarter, guys.

M. Akdag	Thank you.

B. Liu Mendo, I missed a couple of numbers on inventory and the number for the reorder sales?

M. Akdag	The retail reorder sales for the year was $68.7
                million, compared to $51.4 million for the prior year. And inventory was $11.2 million.

B. Liu          And what was the average size for the quarter?

M. Akdag	Average what, I'm sorry?

B. Liu          Average order size for the quarter.

M. Akdag	Seventy-six dollars.


                        Exhibit 99.1 Page 2 - 7

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B. Liu          OK, you know PetMeds has been historically strong in
                certain markets, such as California, Florida, Texas, and others. Are there any new geographic markets that you're making headway in, and if yes, what do you attribute that to?

M. Akdag	There is really no change.  The reason the southern
                states are stronger is due to the weather. Obviously, fleas and ticks are fairly year round in Florida and South California, and probably Texas, so that's the reason for that. All our marketing is national, so we don't do regional advertising.

B. Liu One more question and I'll get back in queue. What was the approximate distribution according to the venue for your advertising expenses in the fourth quarter? And what kind of pricing trends did you see during the fourth quarter with respect to things like TV ads, and Internet search engines, and how are those trends playing out this quarter?

M. Akdag	For the March quarter, our cost was approximately $40
                [cost to acquire a new customer], compared to $45 for the same quarter prior year. And we did a little bit more television advertising in the mix. It was 53% of the advertising expenditures were television, compared to 50% last year same quarter.

B. Liu How about the pricing trends in TV advertising and Internet search engines?

M Akdag The Internet search engines, I will start with; the pricing is going up. It has gone up considerably from year-to-year, but having said that, it's all relevant, so it's still cost effective for us. Television, obviously the numbers speak for themselves. We were at an acquisition coat of $40 for the quarter, compared to $45, so there was a 10% improvement.


B. Liu          Okay, thank you.  I'll get back in queue.

Coordinator	Thank you.  Our next question comes from Frank
                Gristina with Avondale Partners.

F. Gristina	Thanks guys.  Congrats on the cash flow and net income
                in the quarter.

M. Akdag	Thank you.

F. Gristina	Obviously, Mendo, you're very focused on the bottom
                line, but with the new customers in the quarter, I think you added 80,000 new customers in the quarter;
                that's 10,000 less than a year ago, and I was wondering if you could talk about why the difference?
                I know you started your marketing a month later, and maybe that's it, maybe there's a high correlation between your advertising and new customers, but if you could talk about that, and then are you concerned that you're obviously getting a lot of loyalty out of your customer base, but if that new customer number starts to slow down, you're not going to have many customers to bring back. So, what are your thoughts on new customer addition for the remainder, or for fiscal
                2006, and maybe you could talk about the delta between this year and last year with new customers? And then
                I have some housekeeping questions.

M. Akdag	Good question, Frank.  The quarter, you've got to
                realize that it's still our off-season, and this March quarter, we were a lot more efficient. And also when we start increasing the advertising is in the month of March. March 2005 was a lot colder; the weather was a lot colder than the prior year, March 2004. So it was still our off-season and we will spend the money in our peak season, typically, not our off-season.

                We probably spent too much money in the March 2004 quarter. That's the reason for this quarter that it came up less. As far as the long term, we're not concerned with that. It's our off-season. It was a colder March, so we'll just move on. We are anticipating a slightly better television-advertising environment this year, compared to last year. So


                        Exhibit 99.1 Page 3 - 7

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                we'll be more aggressive on television advertising
                this year, but you have to realize it's a dynamic environment, so it changes from month-to-month. Sometimes it's tight; sometimes it loosens up. But we'll see how it shapes up. I can tell you that we'll attempt to spend about 17% to 20% of our sales on advertising in fiscal 2006.

F. Gristina	Great.  How was your clearance in April for remnant,
                or for TV? I mean was it good in the March quarter, and how is it trending in April, if you can give me that?

M. Akdag	It was slightly better than last year, but in May it
                tightened up, and we are expecting it to loosen up in June.

F. Gristina	And just one more question on the new customers, so
                last year, last fiscal year you added 90,000 in March, and then you went on to add 191,000 in June, so there's clearly seasonality. Do you think that you can go from 80,000 in March of this year to a number better than 191,000, or are we--? I'm trying to figure out if we're looking for kind of year-over-year declines in new customers as you build that bottom line.

M. Akdag	We'll find that out in July, but as you know, we don't
                -- I'm not going to get into speculation here. But we will attempt to spend a little bit more in advertising dollars this June quarter, than the last June quarter. So it doesn't mean it will happen, but that will be our attempt.

F. Gristina	And then for housekeeping, your D&A went down
                sequentially. Is there something going on? Did you sell something, or some assets, or why did your D&A go down so much? It's not a big swing, but--

M. Akdag	Some of the infrastructure is getting older, so it's
                fully depreciated.

F. Gristina	Okay.  And then employees at the end of the quarter?

M. Akdag	Number of employees you mean?

F. Gristina	Yes, sir.

M. Akdag	That changes day-by-day, but Bruce will help me with
                that.

F. Gristina	And then the other one, Bruce, is unique customers for
                the past two years, you've given that in the past sometimes, for modeling purposes. I don't know if last time it was 1.4 million?

B. Rosenbloom   As far as the employees, we have 138 full time
                employees and 46 part time or temporary employees.

F. Gristina	And then the unique customers for the past two years,
                sorry?

M. Akdag	One point four million.

F. Gristina	Okay, thanks.  I'll get back in the queue if I have
                another one.

M. Akdag	No problem.

Coordinator	Thank you.  Our next question comes from Terese Fabian
                with Sidoti and Company.

T. Fabian	Hello, good morning.

M. Akdag	Good morning.

                        Exhibit 99.1 Page 4 - 7

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T. Fabian	I have a question on your generic meds and the
                introduction of new products you had last year. Are you seeing any takeoff on the new products and can you talk a little bit about that?

M. Akdag	The new products, I mean we add a product just about
                on average, once a week, so it depends on what you mean with new products. If you're specifically talking about insurance, we put a hold on that for now. We are most likely going to change the company that we're dealing with. Horse medications it's growing, although we only did about $60,000 in sales in the March quarter. It's got a potential to grow, and we haven't really fully marketed it yet; we're preparing for that. Other than that, as far as generics, our brand is about 3% of our overall sales, approximately, and we continue to add new generics as we go along.

T. Fabian	Great.  Without asking you for guidance, I know you
                often compare your industry to the contact lens direct marketing sales. Is this sort of where you thought you would be at this time in terms of where you are, your direction, and your positioning?

M. Akdag	The answer is yes.  Yes, we are happy with where we
                are at this point.

T. Fabian	And may I just ask one more question about the
                demographics of your customers who purchase, are you doing any special advertising strategy to target certain demographics?

M. Akdag	We are looking at that as to what stations they watch,
                etc. We're doing surveys. Our demographics is more higher end, high end customers, upper middle class, middle class, more young professionals, and empty nesters. It's females, the ages range from 35 to 65. There's a trend actually, in the U.S. for pets for empty nesters and young professionals. People are getting married later than in the past. So they are using pets..

T. Fabian	Pets, rather than kids.

M. Akdag	That's right.

T. Fabian	Do you think that you would break out your advertising
                to target specific groups like that, beyond TV ads?

M. Akdag	If we think it's going to be cost effective we will do
                that, we'll do some tests. As you target more, it gets a lot more expensive, so it depends on your conversion rates, if that will work out or not, but we will do some tests.

T. Fabian	Okay, thank you.

M. Akdag	You're welcome.

Coordinator     Our next question comes from Frank Gristina with
                Avondale Partners.

F. Gristina	Thanks, guys.  I don't get to talk to you too much, so
                I want to hit you with as many questions now.  Wal-
                Mart launched a site a month ago or so, and I wanted to get your thoughts on the competitive environment.
                Wal-Mart's not your biggest competitor, the vets are, but if you could talk a little bit about your thoughts on Wal-Mart, if there's any product overlap? If you feel like they're a potential threat? And then give us an update on the vet environment; has the environment gotten more receptive, less receptive?
                Are they still -- are some vets still questioning your medications or the use of online services?

M. Akdag	As far as Wal-Mart is concerned, Wal-Mart always sold
                the pet supplies that they made available on their Web site in their stores, so that's really nothing new under the sun. I was surprised that they waited this long to make it available on their Web site, but they service more low end products. The trend that we're following is pets in the United States are no longer considered a property, but are thought of more like children, and this

                        Exhibit 99.1 Page 5 - 7

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                mindset is really driving more high end products, and
                pet products that mirror what we want for ourselves. And we're after the high-end customer, so we don't really see Wal-Mart at this time as a competition.

                As far as other competition is concerned, I mean it's going to grow. Obviously, everybody's watching us and saying, Wow, there's an opportunity here," and they're attempting to jump on the bandwagon. And we just have to stay one step ahead of the competition. We're really focusing on health education content, problem/solution, so we need to give additional value to the customer. We cannot be just in a refill business. We're going to have to give additional value, and we have to take advantage of our competitive strengths. We have a powerful brand name, 1-800-PetMeds. We spend a lot of money on it. We give exceptional customer service. Make the customer happy is our motto. And we're a licensed pharmacy to conduct business in 49 states. That's a competitive advantage. Everybody does not have a pharmacy license.

F. Gristina	And you guys are generating some cash flow now; you're
                carrying more cash than normal, or it's just growing.
                What are you plans for the cash? I mean shouldn't you go to the 20% of sales on sales and marketing, and really try to build the customer base, or what do you do with all the cash?

M. Akdag	There is going to be a tradeoff between cash and
                inventory depending on buying opportunities, so when there are promotions, that's when we attempt to buy. So the reason why, at the end of March inventory was $11.2 million was there was no promotions at that time. So there is going to be a tradeoff between cash and inventory. As far as using the dollars to grow the business, certainly we're going to attempt to do that.

F. Gristina	Excellent.  Thanks, guys.

M. Akdag	You're welcome.

Coordinator	Thank you.  Our next question comes from Bernard Liu
                with Noble Financial.

B. Liu Hi, a follow-up question, more along the lines of marketing. You mentioned in your press release regarding the more relevant personalized communication with your customers. Can you provide more color into that? And what kind of erosion or attrition rates do you see with your current client base?

M. Akdag	I'm not going to get into too much detail as far as
                the communication is concerned, other than saying that it will be more health education content involved communicating with our customers. If we know if they have any health problems, if the pet has any health problems, obviously we want to speak relevant to that when we are communicating with them. What was your next question?

B. Liu          Regarding erosion or customer attrition rates?

M. Akdag	We use reorders as a percent of prior year's total
                sales in dollars. And that for the year was about 73%, so that's the matrix we use to measure reorders. And for the March quarter, it was 79%.

B. Liu          Thank you.

M. Akdag	You're welcome.

Coordinator	Thank you.  Our next question comes from Terese Fabian
                with Sidoti and Company.

T. Fabian	You had mentioned in the call that the weather in the
                March quarter was colder than normal. Can you talk a little bit about that?

                        Exhibit 99.1 Page 6 - 7

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M. Akdag	My understanding is average nationwide was about 48
                degrees, compared to 55 degrees the prior March. It's difficult to, when you're launching flea, tick, and heartworm when it's snowing outside; it's not a good time to advertise.

T. Fabian	And in the past you've talked about monitoring of
                competition on the Internet and about some fraud in medication filled on the Internet. Can you talk about that a bit?

M. Akdag	We are hearing less of it right now, we continue to
                monitor the competition, and if we come across any, we're letting both authorities and the manufacturers know about it, and it seems they're taking action, but it's a maintenance item for us.

T. Fabian	Thank you.

Coordinator	Thank you.  This concludes the question and answer
                portion. I'd like to turn the call back over to our host.

M. Akdag	Thank you.  According to the American Pet Products
                Manufacturer's Association, pet spending in the Unites States increased 5.9%, and reached $34.4 billion in 2004. There is a trend that pets in the U.S. are no longer considered property, but are thought of more like children, part of the family. This mindset is driving pet owners to more high end products and pet products that mirror what they want for themselves. Our key opportunity is to take advantage of this and leverage our brand name to continue to increase our market share.

                We'll do this by focusing our efforts in three areas. One, optimizing our advertising media buys; two, improving reorders with ongoing relevant and personalized customer communications; and three, expanding product offerings. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator	Thank you.  This concludes today's teleconference.
                Thank you for your participation and have a great day.

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